Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 33-44706, 33-72774, 333-59733, 333-63009, 333-84512 and 333-102050) on Form S-8 of Zebra Technologies Corporation of our reports dated February 24, 2006, with respect to the consolidated balance sheet of Zebra Technologies Corporation as of December 31, 2004, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for years ended December 31, 2004 and 2003, and the related consolidated financial statement schedule, which reports appear in the December 31, 2005 annual report on Form 10-K of Zebra Technologies Corporation.

/s/KPMG LLP

Chicago, Illinois

February 24, 2006